     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1998
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                             ASPEN TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                        04-2739697
  (State or other jurisdiction                          (I.R.S. employer
of incorporation or organization)                     identification number)

                                 TEN CANAL PARK
                         CAMBRIDGE, MASSACHUSETTS 02141
                                 (617) 949-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                                LAWRENCE B. EVANS
                Chairman of the Board and Chief Executive Officer
                             ASPEN TECHNOLOGY, INC.
                                 Ten Canal Park
                         Cambridge, Massachusetts 02141
                                 (617) 949-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 --------------

                                   Copies to:
     STEPHEN J. DOYLE, ESQ.                          MARK L. JOHNSON, ESQ.
Vice President, General Counsel,                    FOLEY, HOAG & ELIOT LLP
Chief Legal Officer and Secretary                   One Post Office Square
     ASPEN TECHNOLOGY, INC.                       Boston, Massachusetts 02109
         Ten Canal Park
 Cambridge, Massachusetts 02141

                                 --------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                 PROPOSED          PROPOSED
                                               AMOUNT             MAXIMUM           MAXIMUM
         TITLE OF EACH CLASS OF                 TO BE         OFFERING PRICE       AGGREGATE          AMOUNT OF
       SECURITIES TO BE REGISTERED           REGISTERED        PER SHARE(1)    OFFERING PRICE(1)  REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value.............  322,944 shares         $23.73          $7,663,461           $2,261
==================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on August 6, 1998.

                                 --------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED AUGUST 10, 1998

                                 322,944 SHARES

                             ASPEN TECHNOLOGY, INC.

                                   COMMON STOCK

     All of the 322,944 shares of common stock, $.10 par value ("Common Stock"), of Aspen Technology, Inc. ("AspenTech" or the "Company") offered hereby are being sold by the Selling Stockholders named under "Selling Stockholders." The Company will not receive any of the proceeds from the sales of shares by the Selling Stockholders.

     The Common Stock trades on the Nasdaq National Market under the symbol "AZPN." On August 7, 1998, the closing sale price of the Common Stock, as reported by the Nasdaq National Market, was $25.75 per share.

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest of the Selling Stockholders. Such sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders will be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby. All of the other expenses of this offering, estimated at $8,500, will be paid by the Company. See "Plan of Distribution."


                                -----------------


     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK OFFERED HEREBY.


                                -----------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                             , 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1997; (2) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 (as amended by Amendment No. 1 thereto on Form 10-Q/A), and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (as amended by Amendment No. 1 thereto on Form 10-Q/A); (3) Current Report on Form 8-K dated October 9, 1997, Current Report on Form 8-K dated March 12, 1998 (as amended by Amendment No. 1 thereto on Form 8-K/A), Current Report on Form 8-K dated April 28, 1998, Current Report on Form 8-K dated May 27, 1998, Current Report on Form 8-K dated June 17, 1998 and Current Report on Form 8-K dated July 27, 1998; and (4) definitive Proxy Statement dated November 25, 1997 used in connection with its Annual Meeting of Stockholders held on December 16, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     Any person to whom a copy of this Prospectus is delivered may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits expressly incorporated by reference into such documents). Requests for such documents should be addressed to the Manager of Investor Relations of the Company, Ten Canal Park, Cambridge, Massachusetts 02141 or directed to the Manager of Investor Relations at either telephone number (617) 949-0100 or e-mail address invest@aspentech.com.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. This Prospectus contains and incorporates by reference certain forward-looking statements that involve risks and uncertainties. See "Risk Factors" and "Forward-Looking Statements."

                                   THE COMPANY

     Aspen Technology, Inc. (the "Company" or "AspenTech") is the leading supplier of software and service solutions used by companies in the process industries to design, operate and manage their manufacturing processes. The process industries include manufacturers of chemicals, petrochemicals, petroleum products, pharmaceuticals, pulp and paper, electric power, food and beverages, consumer products, and metals and minerals. AspenTech offers a comprehensive, integrated suite of process manufacturing optimization solutions that help process manufacturers enhance profitability by improving efficiency, productivity, capacity utilization, safety and environmental compliance throughout the entire manufacturing life-cycle, from research and development to engineering, planning and scheduling, procurement, production and distribution. In addition to its software solutions, AspenTech offers systems implementation, advanced process control, real-time optimization and other consulting services through its staff of more than 450 project engineers. As part of its strategy to offer the broadest, most integrated suite of process manufacturing optimization solutions, AspenTech has acquired businesses from time to time to obtain technologies and expertise that complement or enhance its core solutions. AspenTech currently has more than 750 customers worldwide, including 44 of the 50 largest chemical companies, 17 of the 20 largest petroleum refiners and 16 of the 20 largest pharmaceutical companies.

     AspenTech believes its customers increasingly view their investments in its solutions as strategic because of the substantial potential economic benefits these solutions offer and the broad range of production issues they address. The Company's competitive advantage is based upon its technology leadership, broad suite of integrated solutions and substantial process industry expertise. AspenTech believes that, through its research and development and strategic acquisitions and partnerships, it has established itself as the technology leader among providers of process manufacturing optimization solutions. The Company's technologies have been applied to create what the Company believes is the most complete suite of integrated software and service solutions available for the design, operation and management of manufacturing processes in the process industries. Over the past 17 years, AspenTech has developed a significant base of chemical engineering and process manufacturing experience and knowledge, which it has enhanced through extensive interaction with customers that have performed millions of simulations using AspenTech's software. To complement its software expertise, AspenTech has assembled a large engineering team that the Company believes provides an important source of competitive differentiation.

     AspenTech's principal objective is to extend its leadership in providing process management optimization solutions to the process industries. Key elements of the Company's strategy to achieve this objective are to: (i) extend its technology leadership position by continuing to invest in research and development and to identify and pursue opportunities for strategic acquisitions;
(ii) leverage its installed customer base in the chemical, petrochemicals, petroleum products, and pharmaceuticals industries by increasing the number of users of software currently licensed by its existing customers and by licensing complementary software and services to those customers; (iii) increase its penetration of other process industries, particularly the pulp and paper, electric power, and food and beverage industries, as well as the semiconductor industry; (iv) pursue strategic acquisitions of complementary technologies and services capabilities; and (v) selectively partner with providers of complementary products and services to supplement the Company's ability to offer enterprise-wide solutions.

     The Company was incorporated as a Massachusetts corporation on August 11, 1981 and was reincorporated in Delaware on March 12, 1998. AspenTech's principal executive offices are located at Ten Canal Park, Cambridge, Massachusetts 02141, and its telephone number at that address is (617) 949-1000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

     All of the 322,944 shares of Common Stock offered hereby are being sold by the Selling Stockholders. The offered shares were issued to the Selling Stockholders pursuant to (i) the Share Exchange Agreement dated as of March 16, 1998 (the "Zyqad Agreement") between the Company and the Shareholders of Zyqad Limited ("Zyqad"), under which 196,944 of the offered shares were issued in exchange for all of the outstanding capital stock of Zyqad, and (ii) the Share Exchange Agreement dated as of May 29, 1998 (the "Treiber Agreement") between the Company, Treiber Controls Inc. ("Treiber") and Dr. Steven Treiber, under which 126,000 of the offered shares were issued in exchange for all of the outstanding capital stock of Treiber.

     Under the Zyqad Agreement and the Treiber Agreement, the Company is obligated to use its best efforts to keep the Registration Statement in effect until (a) a period of ninety days has elapsed since the date of this Prospectus or (b) all of the shares offered hereby have been sold hereunder.

     The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Use of Proceeds."



                                 --------------


              "ASPENTECH" is a registered trademark of the Company.










--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered in evaluating the Company and its business.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND CASH FLOW

     The Company's operating results and cash flow have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, including purchasing patterns, timing of introductions of new solutions and enhancements by the Company and its competitors, and fluctuating economic conditions. Because license fees for the Company's software products are substantial and the implementation of the Company's solutions often requires the services of the Company's engineers over an extended period of time, the sales process for the Company's solutions is lengthy and can exceed one year. Accordingly, software revenue is difficult to predict, and the delay of any order could cause the Company's quarterly revenues to fall substantially below expectations. Moreover, to the extent that the Company succeeds in shifting customer purchases away from individual software solutions and toward integrated suites of its software and service solutions, the likelihood of delays in ordering may increase and the effect of any delay may become more pronounced.

     The Company ships software products within a short period after receipt of an order and usually does not have a material backlog of unfilled orders of software products. Consequently, revenues from software licenses in any quarter are substantially dependent on orders booked and shipped in that quarter. Historically, a majority of each quarter's revenues from software licenses has been derived from license agreements that have been consummated in the final weeks of the quarter. Therefore, even a short delay in the consummation of an agreement may cause revenues to fall below expectations for that quarter. Since the Company's expense levels are based in part on anticipated revenues, the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall and any revenue shortfalls would likely have a disproportionately adverse effect on net income. The Company expects that these factors will continue to affect its operating results for the foreseeable future.

     Prior to fiscal 1996, the Company experienced a net loss for the first quarter of each fiscal year, in part because a substantial portion of the Company's total revenues is derived from countries other than the United States where business is slow during the summer months and also in part because of the timing of renewals of software licenses. Although the Company has generated a profit for the first quarter of each of fiscal 1997 and fiscal 1998, the Company expects that it will continue to experience declines in total revenues and net income in the first fiscal quarter as compared to the immediately preceding fiscal quarter. Because of the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

     Due to all of the foregoing factors, it is possible that in one or more future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. As a result principally of slower-than-anticipated growth in the Company's services revenue and higher-than-expected levels of expenses throughout the AspenTech organization in the fiscal quarter ended June 30, 1998, the Company's operating results in the fiscal quarter and fiscal year ended June 30, 1998 were below the expectations of certain public market analysts and investors. From July 27, 1998, the date on which the Company preliminarily announced its results for the quarter ended June 30, 1998, through the close of business on August 7, 1998, the price per share of Common Stock, as reported by the Nasdaq National Market, decreased from $48.25 to $25.75.

     The Company derives a substantial portion of its total revenues from service engagements and a majority of these engagements have been undertaken on a fixed-price basis. The Company bears the risk of cost overruns and inflation in connection with fixed-price engagements, and as a result, any of these engagements may be unprofitable.

LIMITED SUPPLY OF QUALIFIED PROJECT ENGINEERS

     The Company derives a substantial portion of its total revenues from services, particularly projects involving advanced process control and optimization and similar projects. These projects can be extremely complex and in general only highly qualified, highly educated project engineers have the necessary training and skills to complete these projects successfully. In order to continue to staff its current and future projects, the Company will need to attract, motivate and retain a significant number of highly qualified, highly educated chemical and other project engineers. The Company primarily hires as project engineers individuals who have obtained a doctoral or master's degree in chemical engineering or a related discipline or who have significant relevant industry experience. As a result, the pool of potential qualified employees is relatively small, and the Company faces significant competition for these employees, from not only the Company's direct competitors but also the Company's clients, academic institutions and other enterprises. Many of these competing employers are able to offer potential employees significantly greater compensation and benefits or more attractive lifestyle choices, career paths or geographic locations than the Company. The failure to recruit and retain a significant number of qualified project engineers could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, increasing competition for these engineers may also result in significant increases in the Company's labor costs, which could have a material adverse effect on the Company's business, operating results and financial condition.

INTEGRATION OF CHESAPEAKE AND OTHER RECENTLY ACQUIRED COMPANIES

     Through its acquisitions of Chesapeake Decision Sciences, Inc. ("Chesapeake") and several smaller companies in 1998, the Company has expanded its product and service offerings, has entered new markets and has increased its scope of operations and the number of its employees. The successful and timely integration of Chesapeake and these other companies into the Company's operations is critical to the Company's future financial performance. This integration will require that the Company, among other things, integrate the companies' software products and technologies, retain key employees, assimilate diverse corporate cultures, integrate management information systems, consolidate the acquired operations and manage geographically dispersed operations, each of which could pose significant challenges. To succeed in the market for supply chain management solutions, the Company must also invest additional resources, primarily in the areas of sales and marketing, to extend name recognition and increase market share. The diversion of the attention of management created by the integration process, any disruptions or other difficulties encountered in the integration process, and unforeseen liabilities or unanticipated problems with the acquired businesses could have a material adverse effect on the business, operating results and financial condition of the Company. The difficulty of combining these companies may be increased by the need to integrate personnel, and changes effected in the combination may cause key employees to leave. There can be no assurance that these acquisitions will provide the benefits expected by the Company or that the Company will be able to integrate and develop the operations of Chesapeake and these other companies successfully. Any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

     The Company faces three primary sources of competition: commercial vendors of software products for one or more elements in the design, operation and management of manufacturing processes; vendors of hardware that offer software solutions in order to add value to their proprietary DCS; and large companies in the process industries that have developed their own proprietary software solutions. Because of the breadth of its software and service offerings, the Company faces competition from different vendors depending on the solution in question. The Company competes with respect to the largest number of its solutions with Simulation Sciences, Inc., a subsidiary of Siebe plc. With respect to particular software solutions, the Company also competes with Chemstations, Inc., Hyprotech, Ltd. (a subsidiary of AEA Technology plc), The Foxboro Company and Wonderware Corporation (both of which are subsidiaries of Siebe plc), OSI Software, Inc., the Simcon division of ABB Asea Brown Boveri (Holding) Ltd., and several smaller competitors, such as Pavilion Technologies, Inc.

With the acquisition of Chesapeake, the Company now competes with established commercial vendors of supply chain management software, including i2 Technologies, Inc. and Manugistics Group, Inc. A number of vendors of ERP software products, such as Baan Company N.V., J.D. Edwards Inc., Oracle Corporation, PeopleSoft, Inc., and SAP A.G., have announced their intentions to enter or expand their existing presence in the market for supply chain management solutions. The Company also expects to encounter increasing competition from DCS solution vendors, such as Honeywell Inc., as they expand their software and service offerings to include additional aspects of process manufacturing. Moreover, in recent years, there has been consolidation in the markets in which the Company competes that has expanded the breadth of product and service offerings by certain of the Company's competitors, such as the acquisitions by Siebe plc of Simulation Sciences, Inc. and Wonderware Corporation. As a result of this consolidation and the expansion of DCS and ERP vendors into additional markets, the Company from time to time may compete with divisions of companies with which it collaborates on other occasions, such as Honeywell Inc. and Siebe plc. There can be no assurance that the Company's efforts to compete and cooperate simultaneously with these or other companies will be successful. The further consolidation of existing competitors or the emergence of new competitors could have a material adverse effect on the Company's business, operating results and financial condition. Certain competitors also supply related hardware products to existing and potential customers of the Company and may have established relationships that afford those competitors an advantage in supplying software and services to those customers. The Company's continued success depends on its ability to compete effectively with its commercial competitors and to persuade prospective customers to use the Company's products and services instead of, or in addition to, software developed internally or services provided by their own personnel. In light of these factors, there can be no assurance that the Company will be able to maintain its competitive position.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

     An element of the Company's business strategy is to continue to pursue strategic acquisitions that will provide it with complementary products, services and technologies and with additional engineering personnel. The identification and pursuit of these acquisition opportunities and the integration of acquired personnel, products, technologies and businesses require a significant amount of management time and skill. There can be no assurance that the Company will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate any acquired business into the Company's operations. In light of the consolidation trend in the Company's industry, the Company expects to face competition for acquisition opportunities, which may substantially increase the cost of any acquisition consummated by the Company. There can also be no assurance that any future acquisition will not have a material adverse effect upon the Company's operating results as a result of non-recurring charges associated with the acquisition or as a result of integration problems in the fiscal quarters following consummation of the acquisition. Acquisitions may also expose the Company to additional risks, including diversion of management's attention, failure to retain key acquired personnel, assumption of legal or other liabilities and contingencies, and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, customer dissatisfaction with, or problems caused by, the performance of any acquired technologies could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses will achieve anticipated revenues and earnings. The Company may use Common Stock or Preferred Stock or may incur long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in future acquisitions. The issuance of Common Stock or Preferred Stock in acquisitions could result in dilution to existing stockholders, while the use of cash reserves or significant debt financing to fund acquisitions could reduce the Company's liquidity.

CONCENTRATION OF REVENUES IN THE CHEMICALS, PETROCHEMICALS AND PETROLEUM INDUSTRIES

     The Company derives a substantial majority of its total revenues from companies in the chemicals, petrochemicals and petroleum industries. Accordingly, the Company's future success depends upon the continued demand for process manufacturing optimization software and services by companies in these industries. The chemicals, petrochemicals and petroleum industries are highly cyclical. The Company believes that worldwide economic downturns and pricing pressures experienced by chemical, petrochemical and petroleum companies in connection with cost-containment measures and environmental regulatory pressures have in the past led to worldwide delays and reductions in certain capital and operating expenditures by many of these companies. There can be no assurance that these industry patterns, as well as general domestic and foreign economic conditions and other factors affecting spending by companies in these industries, will not have a material adverse effect on the Company's business, operating results and financial condition.

PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

     The market for software and services for process manufacturing optimization is characterized by rapidly changing technology and continuing improvements in computer hardware, operating systems, programming tools, programming languages and database technology. The Company's future success will depend on its ability to enhance its current software products and services, integrate its current and future software offerings, modify its products to operate on additional or new operating platforms or systems, and develop in a timely and cost-effective manner new software and services that meet changing market conditions, including evolving customer needs, new competitive software and service offerings, emerging industry standards and changing technology. The Company has announced its intention to further integrate its software products with each other and to integrate those products with ERP, DCS and other business software solutions. The Company believes additional development will be necessary before its products are fully integrated with each other and with these other solutions, particularly with respect to ERP solutions. In the past, the Company has experienced delays in the development and enhancement of new and existing products, particularly the Windows version of Aspen Plus, and has on occasion postponed scheduled delivery dates for certain of its products. There can be no assurance that the Company will be able to meet customers' expectations with respect to product development, enhancement and integration or that the Company's software and services will otherwise address adequately the needs of customers. Like many other software products, the Company's software has on occasion contained undetected errors or "bugs." Because new releases of the Company's software products are initially installed only by a selected group of customers, any errors or "bugs" in those new releases may not be detected for a number of months after the delivery of the software. If the Company's products do not perform substantially as expected or are not accepted in the marketplace, the Company's business, operating results and financial condition would be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a significant extent on Lawrence B. Evans, the principal founder of the Company and its Chairman and Chief Executive Officer, its other executive officers, and certain engineering, technical, managerial and marketing personnel. The loss of the services of any of these individuals or groups of individuals could have a material adverse effect on the Company's business, operating results and financial condition. None of the Company's executive officers has entered into an employment agreement with the Company, and the Company does not have, and is not contemplating securing, any significant amount of key-person life insurance on any of its executive officers or other key employees. In addition to the need to recruit qualified project engineers, the Company believes that its future success will also depend significantly upon its ability to attract, motivate and retain additional highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, motivating and retaining the personnel it requires to continue to grow and operate profitably.

PRODUCT LIABILITY

     The sale and implementation of certain of the Company's software products and services, particularly in the areas of advanced process control and optimization, may entail the risk of product liability claims. The Company's software products and services are used in the design, operation and management of manufacturing processes at large facilities, and any failure of the software at those facilities could result in significant claims for damages or for violations of environmental, safety and other laws and regulations. The Company's agreements with its customers generally contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions in the Company's agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. A substantial product liability claim against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company regards its software as proprietary and relies on a combination of copyright, patent, trademark and trade secret laws, license and confidentiality agreements, and software security measures to protect its proprietary rights. AspenTech has United States patents for the expert guidance system in its proprietary graphical user interface, the simulation and optimization methods in its optimization software, a process flow diagram generator in its planning and scheduling software, and a process simulation apparatus in its polymers software. The Company has registered or has applied to register certain of its significant trademarks in the United States and in certain other countries. The Company generally enters into non-disclosure agreements with its employees and customers, and historically has restricted access to its software products' source codes, which it regards as proprietary information. In a few cases, the Company has provided copies of the source code for certain products to customers solely for the purpose of special customization of the products and has deposited copies of the source code for certain products in third-party escrow accounts as security for on-going service and license obligations. In these cases, the Company relies on nondisclosure and other contractual provisions to protect its proprietary rights.

     The laws of certain countries in which the Company's products are licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The laws of many countries in which the Company licenses its products protect trademarks solely on the basis of registration. The Company currently possesses a limited number of trademark registrations in certain foreign jurisdictions and does not possess, and has not applied for, any foreign copyright or patent registrations. In fiscal 1996, fiscal 1997 and the nine months ended March 31, 1998, the Company derived approximately 42.0%, 50.0% and 45.3% of its total revenues, respectively, from customers outside the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its technology or independent development by others of technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, operating results and financial condition. The Company could incur substantial costs in protecting and enforcing its intellectual property rights. Moreover, from time to time third parties may assert patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. In such an event, the Company may be required to incur significant costs in litigating a resolution to the asserted claims. There can be no assurance that such a resolution would not require that the Company pay damages or obtain a license of a third party's proprietary rights in order to continue licensing its products as currently offered or, if such a license is required, that it will be available on terms acceptable to the Company, if at all.

MANAGEMENT OF GROWTH

     The Company has experienced substantial growth in recent years in the number of its employees, the scope of its operating and financial systems, and the geographic area of its operations. The Company's operations have expanded significantly through both internally generated growth and acquisitions. This growth has resulted in increased responsibilities for the Company's management. To manage its growth effectively, the Company must continue to expand its management team, attract, motivate and retain employees, including qualified project engineers, and implement and improve its operating and financial systems. There can be no assurance that the

Company's current management systems will be adequate or that the Company will be able to manage the Company's recent or future growth successfully. Any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

INTERNATIONAL OPERATIONS

     In fiscal 1996, fiscal 1997 and the nine months ended March 31, 1998, the Company derived approximately 42.0%, 50.0% and 45.3% of its total revenues, respectively, from customers outside the United States. The Company anticipates that revenues from customers outside the United States will continue to account for a significant portion of its total revenues for the foreseeable future. The Company's operations outside the United States are subject to additional risks, including unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers, political and economic instability, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign subsidiary operations, difficulties or delays in translating products and product documentation into foreign languages, and potentially adverse tax consequences. In addition, the Company currently is unable to determine the effect, if any, that recent economic downturns in Asia, particularly Japan, or the adoption and use of the euro, the single European currency to be introduced in January 1999, will have on the Company's business. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, operating results and financial condition.

     The impact of future exchange rate fluctuations on the Company's financial condition and operating results cannot be accurately predicted. In recent years, the Company has increased the extent to which it denominates arrangements with customers outside the United States in the currencies of the country in which the software or services are provided. From time to time the Company has engaged in, and may continue to engage in, hedges of a significant portion of installment contracts denominated in foreign currencies. There can be no assurance that any hedging policies implemented by the Company will be successful or that the cost of such hedging techniques will not have a significant impact on the Company's business, operating results and financial condition.

DEPENDENCE ON INCREASED MARKET PENETRATION

     Increased use in the process industries of software and services for process manufacturing optimization in general and of the Company's software products and services in particular is critical to the Company's future growth. The Company believes that a number of factors will determine its ability to increase market penetration. These factors include product performance, accuracy of results, reliability, breadth and integration of product offerings, scope of applications, and ease of implementation and use. Failure of the Company to achieve increased market penetration in the process industries would substantially restrict the future growth of the Company and could have a material adverse effect on the Company's business, operating results and financial condition.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software applications are designed to accept only two digit entries in the date code field used to identify years. These date code fields will need to be modified to recognize twenty-first century years. As a result, computer systems and software applications used by many companies may need to be upgraded to comply with "year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects of failure to comply with such requirements.

     The Company has developed a testing and compliance program to ascertain whether and to what extent the Company may need to update its software products to become year 2000 compliant. The Company does not intend to test or modify all prior versions of its software products, current products used on year 2000 non-compliant systems, custom applications developed by or for customers, or certain current software products that the Company plans to replace with either new software products or year 2000 compliant releases by the end of 1999. Certain of the Company's software products are currently year 2000 compliant; however, the Company has not completed testing on many of the other software products that it intends to test. There can be no assurance that the Company will complete in a timely manner the testing of such software products or the development of any updates necessary to render such software products year 2000 compliant. Although the Company has obtained representations as to year 2000 compliance from the sellers of certain of its recently acquired technologies, there can be no assurance that the Company will not encounter year 2000 problems arising from these technologies or any other technologies that the Company may acquire in the future. Moreover, the ability of the Company's software products to comply with year 2000 requirements depends in part upon the availability of year 2000 compliant versions of operating systems and software applications used by or with the Company's products. Any delay in developing or offering, or the failure to develop or offer year 2000 compliant products or any necessary updates to existing products, could result in delays in the purchasing of the Company's products and services or in reduced demand for those products and services, and could also result in errors that materially impair the utility of one or more of the Company's products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company does not expect the costs associated with its year 2000 compliance program to be material, there can be no assurance that unidentified year 2000 problems will not cause the Company to incur material expenses in responding to such problems or otherwise have a material adverse effect on the Company's business, operating results and financial condition. Moreover, customer purchasing patterns may be affected by year 2000 issues as customers delay purchases in anticipation of the future release of year 2000 compliant products or releases, and as customers expend significant resources to upgrade their current software systems and applications for year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company.

     The Company has reviewed certain internal systems and future system plans on a preliminary basis to assess Year 2000 compliance. The Company expects that its internal system development plans will address the Year 2000 issue and will correct any existing non-compliant systems without the need to accelerate the overall information systems implementation plans. The Company believes that the cost of any modifications will not be material. The Company's ability to implement its information systems plan and to make the necessary modifications or replacements may be adversely affected by a number of factors outside the control of the Company, including the availability and cost of trained personnel and the ability of such personnel to acquire Year 2000 compliant systems and otherwise to locate and correct all relevant computer codes. The Company is also conducting an additional assessment of its systems and operations in order to more fully identify and plan for any Year 2000 risks, although it believes that its business would not be materially affected by the failure of any internal systems to be Year 2000 compliant. If there are unidentified dependencies on internal systems to operate the business, or if any required modifications are not completed on a timely basis or are more costly to implement than currently anticipated, the Company's business, financial condition or results of operations could be materially adversely affected.

NEW ACCOUNTING STANDARD

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," which the Company adopted for software license agreements entered into with customers on or after January 1, 1998. This statement provides accounting standards for software revenue recognition. The Company believes that its revenue recognition policies comply with SOP 97-2; however, unanticipated changes or new interpretations by the AICPA of SOP 97-2 could require changes in the Company's revenue recognition practices, which could have a material adverse effect on the Company's operating results and financial condition.

POTENTIAL VOLATILITY OF PRICE OF COMMON STOCK

     The equity markets have from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, and those fluctuations have often been unrelated to the operating performance of particular companies. In addition, factors such as the financial performance of the Company, announcements of technological innovations or new products by the Company or its competitors, as well as market conditions in the computer software or hardware industries, may have a significant impact on the market price of the Common Stock. From July 27, 1998, the date on which the Company preliminarily announced its results for the quarter ended June 30, 1998, through the close of business on August 7, 1998, the price per share of Common Stock, as reported by the Nasdaq National Market, decreased from $48.25 to $25.75. See "--Fluctuations in Quarterly Operating Results and Cash Flow."

EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK; STOCKHOLDER RIGHTS PLAN

     The Company's Certificate of Incorporation, its By-Laws and certain Delaware laws contain provisions that may discourage acquisition bids for the Company and that may deprive stockholders of certain opportunities to receive a premium for their shares as part of an acquisition of the Company. Preferred Stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company. The Company has adopted a stockholder rights plan, which may deter or delay attempts to acquire the Company or accumulate shares of Common Stock. Except for the stockholder rights plan, the Company has no present plans to designate or issue any shares of Preferred Stock.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. For this purpose, any statements contained or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainties, many of which are beyond the Company's control, including the factors set forth under "Risk Factors." Although the Company believes that the assumptions underlying the forward-looking statements contained or incorporated by reference herein are reasonable, any of the assumptions could be inaccurate and there can be no assurance that actual results will be the same as those indicated by the forward-looking statements included or incorporated by reference in this Prospectus. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion or incorporation by reference of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Moreover, the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders, nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock by the Selling Stockholders as of August 4, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby. Except as indicated, each of the Selling Stockholders possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

                                                             SHARES                             SHARES TO BE
                                                          BENEFICIALLY            NUMBER     BENEFICIALLY OWNED
                                                             OWNED                  OF        AFTER OFFERING IF
                                                       PRIOR TO OFFERING          SHARES       ALL SHARES SOLD
                                                      -------------------         BEING      ------------------
NAME                                                   NUMBER     PERCENT        OFFERED     NUMBER     PERCENT
-------                                               ---------   -------        -------     ------     -------

Steven Treiber........................................  140,000      *           126,000     14,000        *

James Madden(1).......................................  108,451      *            97,605     10,846        *

Joyce Madden(2).......................................  108,451      *            97,605     10,846        *

Margaret Iolene Taylor................................   35,945      *            32,351      3,594        *

John De Brugha........................................   19,834      *            17,850      1,984        *

Andrew McBrien........................................   19,220      *            17,298      1,922        *

Nigel Shadbolt........................................    8,436      *             7,592        844        *

Alison C.M. Lindsey...................................    8,088      *             7,279        809        *

Francis Neil Madden...................................    8,088      *             7,279        809        *

Mark Madden...........................................    8,088      *             7,279        809        *

Stephen Madden........................................    8,088      *             7,279        809        *

Richard Mervyn Wordsworth Deaville....................    7,592      *             6,833        759        *

John E. Richards......................................    7,189      *             6,470        719        *

Simon Monk............................................    4,842      *             4,358        484        *

Julian C. Burman......................................    3,594      *             3,235        359        *

Jannette Parsons......................................    2,552      *             2,297        255        *

Anne Mecklenburgh.....................................    1,172      *             1,055        117        *

----------------

*    Percentage of shares beneficially owned is less than 1.0%.

(1) Includes (a) 37,742 shares beneficially owned before the offering by Joyce Madden, who is the spouse of James Madden and who is offering 33,968 shares hereby, and (b) 8,088 shares beneficially owned before the offering by each of Alison C.M. Lindsey, Francis Neil Madden, Mark Madden and Stephen Madden, who are children of James Madden and each of whom is offering 7,279 shares hereby.

(2) Includes (a) 38,357 shares beneficially owned before the offering by James Madden, who is the spouse of Joyce Madden and who is offering 34,521 shares hereby, and (b) 8,088 shares beneficially owned before the offering by each of Alison C.M. Lindsey, Francis Neil Madden, Mark Madden and Stephen Madden, who are children of Joyce Madden and each of whom is offering 7,279 shares hereby.

                              PLAN OF DISTRIBUTION

     This Prospectus and the Registration Statement are in furtherance of a "shelf" registration pursuant to Rule 415 promulgated by the Commission under the Securities Act. Under the Zyqad Agreement and the Treiber Agreement, the Company is obligated to use its best efforts to keep the shelf registration in effect until (a) a period of ninety days has elapsed since the date of this Prospectus or (b) all of the shares offered hereby have been sold hereunder.

     The shares offered hereby may be sold from time to time by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest of the Selling Stockholders. Such sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

     Upon the Company being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, setting forth (i) the name of each of the participating broker-dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) a statement to the effect that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                     EXPERTS

     The consolidated and supplemental consolidated balance sheets of the Company as of June 30, 1996 and 1997 and the related consolidated and supplemental consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1995, 1996 and 1997 incorporated by reference herein from the Company's Current Report on Form 8-K dated May 27, 1998 have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports included in such Form 8-K, and are incorporated by reference herein in reliance upon the authority of that firm as experts in giving those reports.

=======================================  =======================================


  No broker, dealer or any other person               322,944 SHARES
has been authorized to give any
information or to make any
representations in connection with this
offering other than those contained in
this Prospectus, and, if given or made,
such information or representations
must not be relied upon as having been
authorized by the Company or the
Selling Stockholders. This Prospectus
does not constitute an offer to sell or
a solicitation of an offer to buy any
securities other than the shares of              ASPEN TECHNOLOGY, INC.
Common Stock to which it relates or an
offer to, or a solicitation of, any
person in any jurisdiction where such
an offer or solicitation would be
unlawful. Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
any implication that there has been no
change in the affairs of the Company
since the date hereof or that
information contained herein is correct
as of any time subsequent to its date.                 COMMON STOCK


           -----------------                            ----------

           TABLE OF CONTENTS                            PROSPECTUS

           -----------------                            ----------



                                   Page
                                   ----

Available Information..............  2

Information Incorporated by
 Reference.........................  2

Prospectus Summary.................  3

Risk Factors.......................  5

Forward-Looking Information........ 12

Use of Proceeds.................... 12

Selling Stockholders............... 13

Plan of Distribution............... 14

Legal Matters...................... 14

Experts............................ 14                         , 1998


=======================================  =======================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of Common Stock being sold by the Selling Stockholders (including fees and expenses of counsel for the Company), except for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby.

          Securities and Exchange Commission registration fee.......  $2,261
          Legal fees and expenses...................................   4,500
          Printing, EDGAR formatting and mailing expenses...........     500
          Miscellaneous.............................................   1,239
                                                                      ------
               Total................................................  $8,500
                                                                      ======


ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article SEVENTH of the Registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the Certificate of Incorporation provides that a director or officer of the Registrant shall be indemnified by the Registrant against (a) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Company maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of the Company, including liabilities under the Securities Act. The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.


ITEM 16.      EXHIBITS

EXHIBIT NO.
-----------

     5.1      Opinion of Foley, Hoag & Eliot LLP

    23.1      Consent of Arthur Andersen LLP

    23.2      Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

    24.1      Powers of Attorney (included on page II-4)

    99.1 Section 5.8 (Registration of Exchanged Shares) of Share Exchange Agreement dated as of March 16, 1998 between Aspen Technology, Inc. and the Shareholders of Zyqad Limited

    99.2 Section 6 (Registration Rights) of Share Exchange Agreement dated as of May 29, 1998 between Aspen Technology Inc., Treiber Controls Inc. and Dr. Steven Treiber


ITEM 17.      UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required to Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
              Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of August 5, 1998.

                           ASPEN TECHNOLOGY, INC.

                           By:              /s/ LAWRENCE B. EVANS
                               -------------------------------------------------
                                              LAWRENCE B. EVANS
                               Chairman of the Board and Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Aspen Technology, Inc., hereby severally constitute and appoint Lawrence B. Evans, Mary A. Palermo and Stephen J. Doyle, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Aspen Technology, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under said Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of August 5, 1998.

          SIGNATURE                                   TITLE
          ---------                                   -----

    /s/ LAWRENCE B. EVANS       Chairman of the Board and Chief Executive Officer
-----------------------------   (Principal Executive Officer)
      LAWRENCE B. EVANS

     /s/ MARY A. PALERMO        Executive Vice President, Finance and Chief Financial Officer
-----------------------------   (Principal Financial and Accounting Officer)
       MARY A. PALERMO

    /s/ JOSEPH F. BOSTON        Director
-----------------------------
      JOSEPH F. BOSTON

/s/ GRESHAM T. BREBACH, JR.     Director
-----------------------------
   GRESHAM T. BREBACH, JR.

    /s/ DOUGLAS R. BROWN        Director
-----------------------------
      DOUGLAS R. BROWN

     /s/ JOAN C. MCARDLE        Director
-----------------------------
       JOAN C. MCARDLE

       /s/ ALISON ROSS          Director
-----------------------------
         ALISON ROSS

                                 EXHIBIT INDEX



     5.1      Opinion of Foley, Hoag & Eliot LLP

    23.1      Consent of Arthur Andersen LLP

    23.2      Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

    24.1      Powers of Attorney (included on page II-4)

    99.1 Section 5.8 (Registration of Exchanged Shares) of Share Exchange Agreement dated as of March 16, 1998 between Aspen Technology, Inc. and the Shareholders of Zyqad Limited

    99.2 Section 6 (Registration Rights) of Share Exchange Agreement dated as of May 29, 1998 between Aspen Technology Inc., Treiber Controls Inc. and Dr. Steven Treiber